Exhibit 10.18

MAGELLAN HEALTH SERVICES
Management Bonus Plan
2005

Purpose

The purpose of Magellan Health Services’ Management Bonus Plan is to reward employees for achieving specific performance objectives contributing to the overall results of the Company. Business units with function specific plans, such as sales, and recovery functions, are covered under separate plans.

Eligible Participants

•       Must be full time employees not participating in any other incentive program.

•       Must be currently meeting or exceeding performance standards.

•       Must have received a minimum performance review score of 3.0.

•       Must not have submitted a verbal or written resignation of employment.

•       Must have been hired on or before January 31, 2005 to be eligible to receive 100% of bonus award.

•       Must have been hired between February 1 through April 30, 2005 to be eligible to receive 75% of bonus award.

•       Must have been hired between May 1 through June 30, 2005 to be eligible to receive 50% of the bonus award.

Plan Funding

The plan is funded based on the company meeting or exceeding its Segment Profit target.

Segment Profit	Funding Percentage
$215 Million	100%

•       Segment Profit to be as defined and reported the Company’s financial reports to its shareholders.

•       The Targeted Segment Profit will be adjusted as follows: (i) if the Company’s contract with TennCare is terminated or reduced in scope the budgeted revenue and expenses will be adjusted for the revenue and expenses relating to such termination or reduction ; and (ii) if the Company makes additional investments to accelerate growth, the budgeted expenses will be adjusted to reflect such additional investments.

The Target Funding Pool will equal the total of the Target Bonuses (salary times Target Bonus Percentage, see below) of the eligible employees. The Funding Percentage is the portion or increment of the Target Funding Pool that will determine the Funding Pool.

If the Segment Profit Target is met, the Funding Percentage will equal 100%.

If the Segment Profit Target is not met, the Target Funding Pool for incentives will be reduced dollar for dollar until the Segment Profit Target can be met, or the Target Funding Pool is exhausted, whichever comes first. Any funds remaining after the Segment Profit Target is met will be the Maximum Funding Pool for incentives under the Plan. In such case, the Funding Percentage will equal the percentage of the Maximum Funding Pool to the Target Funding Pool.

If the Segment Profit target is exceeded, the Funding Pool will be increased by increasing the Funding Percentage by an amount determined by the Compensation Committee in its discretion.

Performance Factor

In addition to the Funding Percentage, the other factor that determines the bonus amount for each employee the Individual Performance Factor.

Individual Performance Percentage

In order to receive an incentive bonus, individuals must be recommended by their immediate supervisor, based on the achievement of their Individual Performance Goals. The Individual Performance Percentage will be determined by each employee’s immediate supervisor based on the extent to which the employee met and exceeded their personal Individual Performance Goals.  Generally, percentages can range from 0% to 200% of target bonus with a percentage of 100% assigned to an employee whose score is between consistently meets to consistently exceed expectations with respect to their Individual Performance Goals. In general, employees with a performance rating lower than 3.0 will not be eligible to receive a bonus. All recommendations for incentive awards will be substantiated by appropriate documentation of performance goals and assessment, and will be reviewed and approved by each level of management above the immediate supervisor, up to and including the CEO.

Target Bonus Percentage

Each employee in Grades 37 and above has a Target Bonus Percentage. The Target Bonus Percentages by Grade are as follows:

Grades 37 and Above Target Bonus Percentage Levels

Level in Organization	Target Bonus % of Base Salary
Chairman and CEO	100%
President & Chief Operating Officer	75%
Chief Officers	40 to 60%
SVPs	25 to 40%
CCO & Grades 42 to 44	20 to 25%
Grades 39 to 41	15%
Assoc MD, Medical Directors, and Vice President of Medical Services	10%
Grades 37 and 38	8%

Payout Formula

An employee’s bonus under the Management Bonus Plan will be determined pursuant to the following formula:

Salary × Target Bonus Percentage × Individual Performance

Percentage × Funding Percentage.

For example, if the Segment Profit target was met but not exceeded, an employee in Grade 42 with a salary of $110,000 and a 20% Bonus Target and who received an Individual Performance Percentage of 105% would receive a Bonus of $23,100, determined as follows:

$110,000 × 20% × 105% × 100% = $23,100.

Condition of Payout

No bonus will be paid to any employee if employment is terminated, whether voluntary or involuntary, prior to the actual payment date (unless otherwise provided in the employee’s Employment Agreement).

Payout Approval

The Compensation Committee of the Board must separately approve any payout for officers of the Company for whom the Compensation Committee must approve salary and/or benefits under the Compensation Committee approval policy.